Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III	Rodney O’Connor
President and CEO	Cameron Associates
(615) 771-7575	(212) 554-5470
Advocat Announces Opening of New Texas Facility
BRENTWOOD, TN, (August 26, 2009) — Advocat Inc. (NASDAQ: AVCA) today announced the opening of the Brentwood Terrace Healthcare and Rehab Center, a state of the art skilled nursing center located in Paris, Texas.
In March 2008, Advocat entered into an agreement with Omega Healthcare Investors to build and lease the new $7.5 million, 119 bed facility, to replace an older 102 bed facility leased from Omega. Brentwood Terrace offers a comprehensive suite of patient services for both short and long term nursing care. The center contains a 17 bed short stay Life Steps unit dedicated to treatment and rehabilitation following illness or injury as well as a 24 bed Lighthouse unit specialized for the care of Alzheimer’s and other dementia-related illnesses.
“I am extremely pleased to announce the completion and grand opening of this state of the art facility, both on time and under budget,” noted William R. Council, III, Chief Executive Officer of Advocat. “This center represents an impressive milestone for our facility renovation program and speaks to our commitment to improving patient care and company performance. We are excited by the tremendous amount of interest displayed by the Paris community and we are confident that Brentwood Terrace will succeed as their nursing provider of choice.”
Advocat provides long term care services to patients in 50 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
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